                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  Filed by the registrant [X]

  Filed by a party other than the registrant [_]

  Check the appropriate box:

  [_] Preliminary proxy statement

  [X] Definitive proxy statement

  [_] Definitive additional materials

  [_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           SAHARA GAMING CORPORATION
- - --------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           SAHARA GAMING CORPORATION
- - --------------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the Appropriate box):
  [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)

  [_] $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3)

  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

  (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------

  (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- - --------------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------

  [_] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

- - --------------------------------------------------------------------------------

  (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------

  (3) Filing party:

- - --------------------------------------------------------------------------------

  (4) Date filed:

- - --------------------------------------------------------------------------------

                           SAHARA GAMING CORPORATION
                         2535 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109

                                January 25, 1995

Dear Stockholder:

  You are cordially invited to attend the 1995 Annual Meeting of Stockholders of your Company, which will be held at the Santa Fe Hotel & Casino, 4949 North Rancho Drive, Las Vegas, Nevada 89130, on Friday, February 17, 1995, commencing at 10:00 a.m. (Pacific Standard Time). We hope that you will be able to attend the Annual Meeting in person and look forward to seeing you.

  At the Annual Meeting, stockholders will be asked to (i) elect two Directors to serve for a three-year term, (ii) consider and approve the Company's 1993 Key Employee Stock Option Plan, and (iii) consider and ratify the selection of the Company's independent auditors.

  You are requested to give your prompt attention to this matter, which is more fully described in the accompanying proxy materials.

  Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Notice of Annual Meeting and Proxy Statement, you are urged to sign, date and return the enclosed Proxy Card in the envelope provided at your earliest convenience.

                                          Sincerely,

                                          /s/ Paul W. Lowden
                                          Paul W. Lowden
                                          Chairman of the Board
                                          and President

                           SAHARA GAMING CORPORATION
                         2535 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 17, 1995

  The 1995 Annual Meeting of the Stockholders of Sahara Gaming Corporation, a Nevada corporation (the "Company"), will be held at the Santa Fe Hotel & Casino, 4949 North Rancho Drive, Las Vegas, Nevada 89130, on Friday, February 17, 1995, commencing at 10:00 a.m. (Pacific Standard Time) for the following purposes:

    1. To elect two Directors to take the offices of Directors whose terms expire in 1995 and to serve until the 1998 Annual Meeting of Stockholders and until their successors are elected and qualified;

    2. To consider and act upon a proposal to approve the Company's 1993 Key Employee Stock Option Plan;

    3. To consider and act upon a proposal to ratify the selection of the Company's independent auditors; and

    4. To consider and act upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

  Pursuant to the By-Laws of the Company, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof as of the close of business on December 28, 1994. Accordingly, only stockholders of record on such date and at such time will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof, notwithstanding any transfer of stock on the books of the Company thereafter.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, REGARDLESS OF THE NUMBER YOU HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IN THE UNITED STATES.

  Stockholders who attend the Annual Meeting may vote in person even though they have previously mailed their Proxy.

                                          By Order of the Board of Directors

                                          /s/ William J. Raggio
                                          William J. Raggio
                                          Secretary

Las Vegas, Nevada
January 25, 1995

                           SAHARA GAMING CORPORATION
                         2535 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109
                                 (702) 737-2111

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 17, 1995

  This Proxy Statement is first being mailed on or about January 25, 1995 to stockholders of Sahara Gaming Corporation, a Nevada corporation (the "Company"), of record as of the close of business on December 28, 1994.

  The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of the Company for use at the Company's 1995 Annual Meeting of Stockholders (the "Annual Meeting") to be held on February 17, 1995, and at any adjournment or postponement thereof. It may be revoked at any time prior to its use by (1) providing a written revocation to the Secretary of the Company at its offices, (2) executing and delivering a later dated Proxy, or (3) attending the Annual Meeting and voting in person. Shares represented by an unrevoked Proxy will be voted as directed by the stockholder. If no direction is given, such shares will be voted for the election of the nominees named herein for election as Directors, for the approval of the Company's 1993 Key Employee Stock Option Plan (the "1993 Plan"), for the ratification of the selection of the Company's independent auditors and in the discretion of the proxy holders with respect to any other matters properly presented to the Annual Meeting and at any adjournment or postponement thereof.

                                 VOTING RIGHTS

  Only common stockholders of record at the close of business on December 28, 1994 are entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding 6,194,433 shares of the Company's common stock, $.01 par value (the "Common Stock"). The presence, either in person or by proxy, of persons entitled to vote 50% of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each share is entitled to one vote in connection with each matter submitted for stockholder approval. Abstentions and any shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote on a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining whether approval of the stockholders has been obtained with respect to any such matter and thus will have the effect of a "No" vote.

  Paul W. Lowden, Chairman of the Board and President of the Company, is the beneficial owner of 3,197,562 shares, or approximately 51.6%, of the outstanding Common Stock. Mr. Lowden intends to vote the shares as to which he is holder of record in favor of all actions proposed in this Proxy Statement, and has been advised that the record holders of shares of which he is the beneficial owner but not the record holder intend to do the same.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The Company presently has seven Directors who are elected for staggered three year terms. Stephen J. Szapor, Jr. and John K. Campbell hold office for terms expiring at the Annual Meeting. Paul W. Lowden, William J. Raggio and James W. Lewis hold office for terms expiring at the annual meeting of stockholders to be held in 1996 and Suzanne Lowden and George P. Miller hold office for terms expiring at the annual meeting of stockholders to be held in 1997.

  Mr. Campbell has decided not to seek re-election to the Board of Directors. The Board has nominated Stephen J. Szapor, Jr. and L. Keith Ashworth to stand for election at the Annual Meeting to serve as Directors until the 1998 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The enclosed Proxy, unless indicated to the contrary, will be voted for the Board's nominees.

  The Company has been advised by each nominee named herein that he is willing to be named as such and is willing to serve as a Director if elected. However, if any of the nominees should be unable to serve as a Director, the enclosed Proxy will be voted in favor of the remaining nominees not opposed by the stockholder on such Proxy and may be voted for a substitute nominee selected by the Board of Directors in its discretion.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES LISTED
ABOVE.

                        DIRECTORS AND EXECUTIVE OFFICERS

  The following is a list of the current executive officers and directors and the nominee for election to the Board of Directors of the Company:

      NAME                                POSITION WITH THE COMPANY
      ----                                -------------------------
      Paul W. Lowden          Chairman of the Board, President and Chief
                              Executive Officer
      Stephen J. Szapor, Jr.  Director, Executive Vice President, Chief
                              Operating Officer, Treasurer and Assistant
                              Secretary
      Thomas K. Land          Senior Vice President and Chief Financial Officer
      William J. Raggio       Director, Vice President, Secretary and Corporate
                              Counsel
      Suzanne Lowden          Director, Executive Vice President
      James W. Lewis (1)(2)   Director
      John K. Campbell (1)(2) Director
      George P. Miller        Director
      L. Keith Ashworth (3)   Director--Nominee

- - --------
(1) Member of the Audit Committee of the Company.
(2) Member of the Compensation Committee of the Company.
(3) Expected to serve on the Audit and Compensation Committees if elected.

  The age, present position with the Company, and principal occupation during the past five years of each Director, executive officer and nominee named above is set forth below:

PAUL W. LOWDEN

  Paul Lowden is 51 years old and has served as President, Chairman of the Board and Chief Executive Officer of the Company since its formation in September 1993. Mr. Lowden held the same positions with the Company's predecessor, Sahara Resorts, from 1982 through September 1993. Mr. Lowden is married to Suzanne Lowden.

STEPHEN J. SZAPOR, JR.

  Stephen J. Szapor, Jr. is 35 years old and has served as a Director, Executive Vice President, and Treasurer and Assistant Secretary of the Company since September 1, 1993. Mr. Szapor was elected Chief Operating Officer of Sahara Gaming in July 1994. Previously, Mr. Szapor served as Chief Financial Officer of the Company since September 1993. Prior to joining the Company, Mr. Szapor was employed by Pratt Hotel Corporation and its Sands Hotel & Casino Atlantic City subsidiary as Vice President of Strategic Planning from 1991, Director of Financial Planning and Analysis from 1988 to 1991, and as Assistant to the

President from 1986. From 1985 to 1986, Mr. Szapor was a financial analyst with Merrill Lynch & Co. and prior to 1985 he was employed in public accounting with Arthur Andersen & Co. He is a certified public accountant in the State of New Jersey.

THOMAS K. LAND

  Thomas K. Land is 34 years old and joined the Company in February 1994 as Senior Vice President and Corporate Controller, and was elected Chief Financial Officer of the Company in July 1994. Prior to joining the Company, Mr. Land was the Chief Financial Officer of Gerngross Corporation, a construction company, where he was employed from 1990 through February 1994. From 1985 to 1990, Mr. Land was the Controller of Orfa Corporation of America, a company engaged in the waste recycling industry. He is a certified public accountant in the State of Pennsylvania.

WILLIAM J. RAGGIO

  William J. Raggio is 68 years old and has served as a Director, Vice President, Secretary and Corporate Counsel of the Company since its formation. Previously, Mr. Raggio held the same positions with Sahara Resorts since 1982. Mr. Raggio is a senior partner and a member of the executive committee of the law firm of Vargas & Bartlett of Reno, Nevada, general counsel to the Company. Since 1973 he has been a Nevada State Senator. Mr. Raggio is also a director of Sierra Health Services, Inc., a Nevada corporation, an entity unaffiliated with the Company or its affiliates.

SUZANNE LOWDEN

  Suzanne Lowden is 42 years old and has served as a Director and Executive Vice President of the Company since its formation and served as a Director of Sahara Resorts since 1987. Mrs. Lowden was elected Vice President of Sahara Resorts in July 1992. Mrs. Lowden has served as Nevada State Senator since her election in November 1992. She worked for the CBS affiliate in Las Vegas from 1977 to 1987 as an anchorwoman, reporter, writer and producer of television news. Mrs. Lowden is married to Paul W. Lowden.

JAMES W. LEWIS

  James W. Lewis is 67 years old and has served as a Director of the Company since its formation. Mr. Lewis served as a Director of Sahara Resorts from 1983 to September 1993. Mr. Lewis became Managing Director of F.L. Bryant & Co., Inc., on September 1, 1991. Previously, he was Senior Vice President, corporate finance, of Van Kasper & Co. commencing January 1, 1991. From 1980 to 1990, Mr. Lewis served as a Vice President, First Vice President and Managing Director of Bateman Eichler, Hill Richards, Incorporated.

JOHN K. CAMPBELL

  John K. Campbell is 65 years old and has served as a Director of the Company since its formation. Mr. Campbell served as Director of Sahara Resorts from 1986 through September 1993. Since 1989, he has been President of Sportco Sporting Goods, Inc., an operator of a retail store. Mr. Campbell is also a director of Mikohn Gaming Corporation, a company engaged in the manufacture and distribution of progressive jackpot systems for use with gaming machines, surveillance systems and electronic signage.

GEORGE P. MILLER

  George P. Miller is 50 years old and has served as a Director of the Company since its formation. Mr. Miller became Corporate Controller of Mikohn Gaming Corporation in February 1994. Prior to joining Mikohn Gaming Corporation, Mr. Miller served as Vice President and Corporate Controller of the Company since its formation. Mr. Miller served as Corporate Controller of Sahara Resorts from April 1991 through September 1993, as a Director of Sahara Resorts from February 1992 through September 1993, and as a Vice President of Sahara Resorts from March 1993 through September 1993. Prior to joining the Company,
Mr. Miller was self-employed as a consultant from 1989 to 1991. Mr. Miller is a certified public accountant in the State of Nevada.

L. KEITH ASHWORTH

  L. Keith Ashworth is 70 years old and has served as the Executive of Government and Community Affairs for the Nevada Power Company since 1983. Mr. Ashworth served as a Nevada State Senator from 1977 to 1983 and as Senior Vice President, Community and Government Relations for Del Webb Hotels Group from 1976 to 1982. From 1971 to 1976, Mr. Ashworth served as a Vice President of Del Webb Hotels International/Sahara-Nevada Corporation in various functions. From 1967 to 1971, Mr. Ashworth served as the Treasurer of the Sahara-Nevada Corporation. Mr. Ashworth also worked for 20 years as a self-employed public accountant.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the fiscal year ended September 30, 1994, the Board of Directors held nine meetings. Each Director attended at least eight of the meetings of the Board and all meetings of any committees of which they were members during the fiscal year.

  The Board has standing Audit and Compensation Committees but does not have a Nominating Committee. The Audit Committee held one meeting and the Compensation Committee held four meetings during the last fiscal year. Memberships in the various committees are determined by action of the full Board. Each Director attended all meetings of committees of which he or she was a member. The function of the Audit and Compensation Committees and their membership are described below.

  The Audit Committee reviews the principal accounting policies of the Company, approves the scope and proposed fees for the annual audit, reviews the results of the annual audit directly with the Company's independent auditors, and recommends to the full Board which firm of accountants should be selected as the Company's independent auditors. The Audit Committee is currently composed of John K. Campbell and James W. Lewis, neither of whom is an officer or employee of the Company.

  The Compensation Committee establishes compensation for the officers of the Company, administers the 1993 Plan, authorizes grants of options and sales of shares under the 1993 Plan and recommends to the full Board any modifications of the 1993 Plan. See "EXECUTIVE COMPENSATION AND OTHER INFORMATION" below for information regarding the 1993 Plan. The Compensation Committee is composed of John K. Campbell and James W. Lewis.

  If elected to served as a Director at the Annual Meeting, Mr. Ashworth is expected to become a member of the Audit and Compensation Committees.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

  Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company and its affiliates for the fiscal years ended September 30, 1994, 1993 and 1992 of those persons who were, as of September 30, 1994, (i) the Chief Executive Officer and (ii) the only other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal year ended September 30, 1994 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION         LONG TERM COMPENSATION
                                  ----------------------------- -----------------------------
                                                                       AWARDS         PAYOUTS
                                                                --------------------- -------
                                                                           SECURITIES
                                                                RESTRICTED UNDERLYING
                                                   OTHER ANNUAL   STOCK     OPTIONS/   LTIP    ALL OTHER
                                   SALARY   BONUS  COMPENSATION  AWARD(S)     SARs    PAYOUTS COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)      ($)      ($)(1)       ($)        (#)       ($)      ($)(2)
- - ---------------------------  ---- -------- ------- ------------ ---------- ---------- ------- ------------
Paul W. Lowden               1994 $309,765 $     0     --          $ 0           0      $ 0      $    0
 President, Chairman of      1993 $300,016 $     0     --          $ 0           0      $ 0      $2,335
 the Board and CEO           1992 $287,753 $     0     --          $ 0           0      $ 0      $1,960
Stephen J. Szapor, Jr.       1994 $183,269 $10,000     --          $ 0       7,500      $ 0      $    0
 Executive Vice President,   1993 $ 23,250 $     0     --          $ 0           0      $ 0      $    0
 Chief Operating Officer     1992      N/A     N/A     N/A         N/A         N/A      N/A         N/A
 and Treasurer

- - --------
(1) The Company provides automobiles to its senior executives and provides such persons complimentary privileges at the restaurants, showrooms, and bars of the Sahara, the Hacienda, the Santa Fe and the Pioneer. It is impractical to ascertain the extent to which such privileges are utilized for personal rather than business purposes. However, after reasonable inquiry the Company believes the value of any such personal benefits is less than 10% of the compensation for each person reported above.

(2) "All Other Compensation" consists of Company matching contributions to the Retirement Savings 401(k) Plan. See also "Certain Transactions" for a description of payments made by the Company to affiliates of Paul W. Lowden in connection with services rendered to these facilities.

  Employment Agreements. On July 31, 1993, the Company entered into an employment agreement with Stephen J. Szapor, Jr. as Chief Financial Officer. In July 1994, Mr. Szapor was promoted to Chief Operating Officer. The agreement, as amended, has a four year term and provides that Mr. Szapor received a base salary of $155,000 a year from July 31, 1993 through December 29, 1993, and receives a base salary of $180,000 a year during the remainder of the first two years of the term of the agreement and at least $190,000 and $200,000 in the third and fourth years, respectively, of the term of the agreement.

  Compensation Committee. All compensation decisions with respect to executive officers are made by the Compensation Committee of the Board. The Compensation Committee currently consists of John K. Campbell and James W. Lewis. As noted above, Mr. Campbell has decided not to seek re-election to the Board. L. Keith Ashworth, one of the Board's nominees for election as a Director, is expected to serve on the Compensation Committee if elected at the Annual Meeting.

COMPENSATION OF DIRECTORS

  During fiscal 1994, outside Directors of the Company and its affiliates received $12,000 annually and $600 per Board meeting attended, $600 per Committee meeting attended as a member and $700 per Committee meeting attended as Chairman. Effective January 1, 1995, outside director fees increased to $18,000 annually and $700 per Board meeting attended, $700 per Committee meeting attended as a member and $800 per Committee meeting attended as Chairman.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  It is the responsibility of the Compensation Committee to establish and review the Company's executive compensation plans, programs and policies, monitor the performance and compensation of executive officers, and make recommendations to the Board of Directors concerning matters of executive compensation.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

  The Compensation Committee recognizes that an executive compensation policy should be designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The Company has been in an investment posture over the last several years, with emphasis on asset expansion and positioning for future returns. Expansion of the asset base included acquisition of the Pioneer, building of the Santa Fe, two major expansions and renovation of the Sahara, major expansion of the Hacienda, and the recently completed expansions at the Pioneer and the Santa Fe. Executive compensation policies have been designed to support the Company's expansion strategy, and have focused in the last two years on success in conceiving and executing expansion plans.

  As the expanded business base has matured, increasing emphasis has been placed on operations to reflect the evolving nature of the Company's strategic plan. An expanded senior management team has been established and executive compensation policies are being designed to support the recruitment, retention, and motivation of these individuals. Stock options have been granted to certain executives to reinforce a long-term orientation that directly aligns their interests with those of stockholders. Performance measures will be considered by the Committee to reflect the increased emphasis on operations as compared to expansion strategies.

CHIEF EXECUTIVE OFFICER COMPENSATION

  As the owner of approximately 51% of the Company, Paul W. Lowden, President, Chief Executive Officer and Chairman of the Board, has both explicit and implicit motivation to build stockholder value. Based on this controlling ownership, the Compensation Committee believes that Mr. Lowden's compensation package does not require additional equity-based elements. Consequently, Mr. Lowden's compensation package consists primarily of base salary. However, in the event that in the future the Compensation Committee desires to grant stock options to key employees of the Company or members of the Company's Board of Directors other than Mr. Lowden, it may be necessary to grant a comparable number of options to Mr. Lowden, and for Mr. Lowden to exercise such options upon exercise of options granted to key employees or directors, to enable Mr. Lowden to maintain ownership of at least 50% of the outstanding Common Stock. If Mr. Lowden ceases to own more than 50% of the outstanding shares of the Common Stock, an event of default would occur under certain of Sahara Gaming's long-term indebtedness, which would result in cross-defaults under substantially all of Sahara Gaming's other long-term indebtedness. See also "Certain Transactions."

  In evaluating the performance of Mr. Lowden, the Compensation Committee has considered performance measures that support Company strategies. Specifically, as the Company has pursued asset development and expansion plans, the Committee has reviewed Mr. Lowden's compensation based on the Company's success in raising financing to provide an expanded asset base intended to better position the Company for future returns. Asset and revenue growth have both been favorable over the last year. Mr. Lowden has also contributed to increasing emphasis on operations by leading the establishment of an expanded senior management team. During this time, all debt service requirements have been met. Additionally, Mr. Lowden has supervised the Company's response to changing market conditions in Mississippi and newly emerging opportunities in Missouri.

  Based on these considerations, the Compensation Committee approved Mr. Lowden's compensation package for fiscal 1994, which provided for a small base salary increase over the level provided in fiscal 1993.

COMPENSATION COMMITTEE MEMBERS; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The two members of the Compensation Committee are independent non-employee directors. The Committee members currently are James W. Lewis and John K. Campbell. Neither Director has been an officer of the Company or any of its subsidiaries, has any relationship requiring disclosure under Item 404 of Regulation S-K, nor has any "interlocking" relationships with Company executives.

                                        Compensation Committee:

                                        John K. Campbell
                                        James W. Lewis

PERFORMANCE GRAPH

  The graph below provides a comparison of the cumulative total stockholder return of the Company and, prior to October 1, 1993, its predecessor, Sahara Resorts, with the Standard & Poor's 500 Composite Stock Index, Standard & Poor's Hotel-Motels Industry Index and the Dow Jones Casinos Index. This graph assumes the investment of $100 on September 30, 1989 in the Company and the three indexes mentioned above with reinvestment of dividends. The returns of the Company and each index have been weighted annually for their market capitalization on September 30th of each year.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
               AMONG SAHARA GAMING CORPORATION, S&P 500 INDEX,
                        S&P HOTEL-MOTEL AND D J CASINOS

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period         SAHARA GAMING  S&P 500     S&P           D J
(Fiscal Year Covered)      CORPORATION    INDEX       HOTEL-MOTEL   CASINOS
- - ---------------------      -------------  -------     -----------   -------
Measurement Pt-  1989       $100           $100         $100         $100
FYE   1990                  $ 77           $ 91         $ 26         $ 53
FYE   1991                  $ 53           $119         $ 42         $101
FYE   1992                  $ 45           $132         $ 51         $130
FYE   1993                  $ 67           $149         $103         $255
FYE   1994                  $ 16           $155         $ 96         $173


* Data is presented for Sahara Resorts, the Company's predecessor, for fiscal years 1989-1993. Sahara Resorts and the Company are not directly comparable. In addition, the Company declared a 25% stock dividend in the second quarter of fiscal 1994.

                               COMPENSATION PLANS

STOCK OPTION PLAN

  The 1993 Plan provides for the grant of options with respect to an aggregate of 319,375 shares of the Common Stock to consultants, directors, and key employees as determined by the Compensation Committee. The 1993 Plan provides for both incentive stock options and non-qualified stock options. Set forth below is information concerning the stock options awarded to the Named Executive Officers in the fiscal year ended September 30, 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE VALUE
                                                                       AT ASSUMED ANNUAL RATES
                                                                     OF STOCK PRICE APPRECIATION
                                INDIVIDUAL GRANTS                          FOR OPTION TERM
                         --------------------------------            ----------------------------
                                     % OF TOTAL
                         NUMBER OF  OPTIONS/SARs
                         SECURITIES  GRANTED TO
                         UNDERLYING EMPLOYEES IN EXERCISE
                          OPTIONS      FISCAL    OR BASE  EXPIRATION
NAME                     GRANTED(1)   YEAR(2)     PRICE      DATE        5%($)         10%($)
- - ----                     ---------- ------------ -------- ---------- ------------- --------------
Stephen J. Szapor, Jr.     7,500        42.8      $7.75    5/31/04         $94,680       $150,761

- - --------
(1) The stock options granted in 1994 have a term of 10 years. The options vest at a rate of 20% on each anniversary of the date of grant. The exercise price for these stock options is equal to the fair market value of the shares on the date of grant.

(2) The total number of stock options granted in fiscal 1994 for the Company was 17,500.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

                                                   NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                  OPTIONS AT FISCAL YEAR     THE-MONEY OPTIONS AT
                                                          END(#)            FISCAL YEAR END ($)(1)
                                                 ------------------------- -------------------------
                           SHARES
                         ACQUIRED ON    VALUE
NAME                     EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- - ----                     ----------- ----------- ----------- ------------- ----------- -------------
Stephen J. Szapor, Jr.         0         $ 0        7,500           0          $ 0          $ 0

- - --------
(1) The option price of unexercised options exceeded the market price of the Common Stock on September 30, 1994.

SAVINGS PLAN

  The Company has adopted a savings plan qualified under Section 401(k) of the Internal Revenue Code (the "Savings Plan"). The Savings Plan covers substantially all employees who are not covered by a collective bargaining unit, including the Company's executive officers. Employee contributions to the Savings Plan are discretionary. The Savings Plan allows eligible employees to contribute, on a pretax basis, up to 6% of their gross salary to the plan; the Company matches 25% of such employee contributions made. Employees may also contribute, on a pretax basis, up to an additional 9% of their gross salary, and, on a post-tax basis, up to an additional 10% of their salary. Such contributions are not matched by the Company. The matching expense in fiscal 1994 was $89,000 of which $2,300, 0 and $2,900 was contributed by the Company to the accounts of Messrs. Lowden, Szapor and all executive officers as a group, respectively, as matches for employee contributions made.

                              CERTAIN TRANSACTIONS

  The following is a description of certain transactions during the fiscal years ended September 30, 1994, September 30, 1993 and September 30, 1992 in which officers and Directors of the Company and its affiliates or families had a direct or indirect interest.

  LICO, a company which is wholly owned by Paul W. Lowden, has provided entertainment services to the Hacienda and the Sahara. For the fiscal years ended September 30, 1992, 1993, 1994, Sahara Nevada Corp. and Hacienda Hotel Inc. paid LICO an aggregate of approximately $1,141,000, $3,000,000 and $3,500,000, respectively, for such services. Currently at the Sahara, LICO provides a production show under a modified "four wall" agreement whereby the Sahara receives all beverage revenues from the shows and is responsible for certain costs and LICO (i) receives the admission fees and (ii) pays the production costs and wholesale commissions. LICO provides certain other entertainment services at the Sahara, for which it receives no additional compensation, but is not currently involved with the other entertainment presented in the Sahara's main showroom. Currently, LICO is providing entertainment services at the Hacienda under a "four wall" arrangement. Under the arrangement, the Hacienda is entitled to receive all beverage revenues from each show and LICO (i) is entitled to receive all admission fees, (ii) is responsible for all fixed and non-fixed costs of shows (including advertising and wholesale commissions), and (iii) pays the Hacienda a rental fee based on the number of persons attending each show. LICO must look solely to the per-head admission revenue to cover all costs of the shows and for any profit. At both the Sahara and the Hacienda, the Company is granted unlimited complimentary admissions for each show provided by LICO. The Company has been advised by Mr. Lowden that he did not receive any direct or indirect compensation from LICO during fiscal year 1994.

  A special committee of the Board of Sahara Gaming, comprised of two of the independent Directors, was formed for the purpose of reviewing and approving the arrangements between LICO and Sahara Nevada Corp. and Hacienda Hotel Inc. In May 1994 the special committee determined that there was no longer a need for the committee to complete its review of the LICO arrangements because Mr. Lowden had advised that he expected to begin the process of discontinuing the arrangements between LICO and the Sahara and the Hacienda by late 1994. Mr. Lowden has advised the Company that LICO will cease providing entertainment services to the Company no later than July 31, 1995.

  Substantially all of the entertainment services at the Sahara and the Hacienda, the only properties of the Company that offer outside entertainment, are provided under "four wall" agreements. The terms of the Company's arrangements with LICO are consistent with the terms of the "four wall" agreements between the Company and unaffiliated entertainment producers.

  Vargas & Bartlett, a Nevada law firm, of which William J. Raggio is a senior partner and a member of the Executive Committee, is paid a retainer fee of $176,000 per year. The Company paid Vargas & Bartlett approximately $267,000, $466,000 and $345,000, including retainers, for its services during the fiscal years ended September 30, 1992, 1993 and 1994, respectively.

  In November 1993, Mr. Lowden and Bank of America entered into a personal loan agreement whereby the principal balance (approximately $4.875 million as of October 31, 1994) of the loan is amortized through quarterly principal payments through April 1998, with any remaining principal balance due July 31, 1998. The loan is secured by substantially all of the Common Stock (the "Pledged Shares") owned by Mr. Lowden. Mr. Lowden's loan agreement provides that in the event the market value of the Pledged Shares is less than three times the outstanding loan balance, the bank, at its sole option, may require either an immediate reduction in the outstanding balance or the pledging of additional collateral acceptable to the bank such that the value of the pledged collateral is at least three times the outstanding loan balance. The market value of the Pledged Shares is less than three times the outstanding loan balance. Mr. Lowden and the bank are in discussions regarding the collateral supporting the loan. If an event of default were to occur under his personal loan with the bank, and if the bank acquired the Pledged Shares upon foreclosure, Mr. Lowden's ownership of Sahara Gaming's outstanding common stock would be reduced to below 50%. If Mr. Lowden ceases to own more than 50% of the outstanding shares of the Common Stock, an event of default would be triggered under certain of Sahara Gaming's long-term indebtedness, which would result in cross-defaults under substantially all of Sahara Gaming's other long-term indebtedness.

  In addition, Hacienda Hotel Inc.'s predecessor made loans to LICO in fiscal 1993 and 1992 in the aggregate amount of $476,000. As of September 30, 1994, there was $501,000 outstanding under these loans, including interest computed at an annual rate equal to the prime rate plus 2%. Principal and interest are due on demand. The loans to LICO were approved by the Boards of Directors of the predecessors to the Company and Hacienda Hotel Inc., respectively, with Mr. Lowden abstaining from the vote.

                         BENEFICIAL OWNERSHIP OF SHARES

  The following sets forth information regarding beneficial ownership of the Common Stock and the exchangeable redeemable preferred stock of the Company (the "Preferred Stock"), as of January 10, 1995, by (i) each person known to be the beneficial owner of more than 5% of the outstanding Common Stock or Preferred Stock; (ii) each Director of the Company; and (iii) all Directors and officers of the Company as a group.

                                          BENEFICIAL           BENEFICIAL
                                         OWNERSHIP OF         OWNERSHIP OF
                                         COMMON STOCK        PREFERRED STOCK
                                       -------------------- -------------------
                                       NUMBER OF            NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER   SHARES(1)    PERCENT SHARES(1)   PERCENT
- - ------------------------------------   ---------    ------- ---------   -------
Paul W. Lowden                         3,197,562(2)  51.2%   83,006(3)    1.0%
William J. Raggio                         17,972(4)     *     4,120(5)      *
James W. Lewis                            13,750(4)     *       --        --
John K. Campbell                           3,042(6)     *     2,163         *
Suzanne Lowden                            22,220(7)     *     2,162(8)      *
George P. Miller                               8        *       --        --
Stephen J. Szapor, Jr.                       --       --        --        --
L. Keith Ashworth                            --       --        --        --
All Directors and officers as a group
 (8 persons)                           3,243,376     52.0%   91,451       1.2%

- - --------
*  Less than 1%

(1) The address for Paul W. Lowden is c/o Sahara Gaming Corporation, P.O. Box 98503, Las Vegas, Nevada 89193-8503. The shares owned by each person, or by the group, and the shares included in the total number of shares outstanding have been adjusted, and the percentage owned (where such percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the "Exchange Act").

(2) Excludes 11,042 shares owned by Mr. Lowden's wife for herself and as custodian for children, as to which Mr. Lowden disclaims beneficial ownership, and includes 11,178 shares held jointly by Mr. Lowden and Mrs. Lowden and 59,423 shares held by LICO, which is wholly owned by Mr. Lowden.

(3) Excludes 2,162 shares owned by Mr. Lowden's wife for herself and as custodian for a child, as to which Mr. Lowden disclaims beneficial ownership, includes 2,704 shares held jointly by Mr. Lowden and Mrs. Lowden, and includes 75,976 shares held by LICO, which is wholly owned by Mr. Lowden.

(4) Of such shares, 12,500 may be acquired upon the exercise of outstanding stock options.

(5) Includes 16 shares held by Mr. Raggio's wife, as to which Mr. Raggio disclaims beneficial ownership.

(6) Of such shares, 1,250 may be acquired upon exercise of outstanding options.

(7) Includes 4,521 shares held by Mrs. Lowden as custodian for a child and 11,178 shares held jointly by Mr. Lowden and Mrs. Lowden and excludes shares beneficially owned by Mr. Lowden reflected in the table.

(8) Includes 1,081 shares held by Mrs. Lowden as custodian for a child and excludes shares beneficially owned by Mr. Lowden reflected in the table.

  Mr. Lowden has entered into a financing arrangement with a bank pursuant to which he has pledged as security the Pledged Shares. See "Certain Transactions." If an event of default were to occur under the financing arrangement and the lender acquired the Pledged Shares upon foreclosure, Mr. Lowden would cease to own more than 50% of the outstanding shares of the Common Stock, and an event of default would be triggered under certain of the long-term indebtedness of the Company, which would result in cross-defaults under substantially all of the Company's long-term indebtedness.

          PROPOSAL 2: APPROVAL OF 1993 KEY EMPLOYEE STOCK OPTION PLAN

  The 1993 Plan was adopted by the Board of the Company on September 24, 1993 and on the same date by Sahara Resorts, the sole stockholder of the Company at that time. In connection with the 1993 reorganization of the Company, the Board determined that it was appropriate and in the best interest of the Company to approve and adopt the 1993 Plan in order to assist the Company in hiring and retaining key employees. The following description of the 1993 Plan is qualified in its entirety by reference to the full text of such plan, a copy of which is attached as Appendix A to this Proxy Statement.

GENERAL

  The purpose of the 1993 Plan is to enable the Company and its subsidiaries to attract, retain and motivate their employees by providing for or increasing the proprietary interests of such employees in the Company. Every employee of the Company or any of its subsidiaries, including any director who is so employed, is eligible to be considered for the grant of awards under the 1993 Plan. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1993 Plan is 301,875, subject to certain adjustments to prevent dilution. The Company may increase the number of shares of Common Stock that may be issued pursuant to awards under the 1993 Plan to provide stock-based incentives to attract, retain and motivate qualified employees.

  The 1993 Plan is administered solely by a committee of outside Directors appointed by the Board (the "Committee"). The Compensation Committee serves as the Committee that administers the 1993 Plan. Subject to the provisions of the 1993 Plan, the Committee has full and final authority to select the participants to whom awards will be granted thereunder, to grant such awards, and to determine the terms and conditions of such awards and the number of shares to be issued pursuant thereto.

AWARDS

  The 1993 Plan authorizes the Committee to grant both incentive stock options and non-qualified stock options. Awards granted under the 1993 Plan to an employee may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transaction.

  An award under the 1993 Plan may, at the option of the Committee, permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant thereto, and/or to pay all or part of such recipients' tax withholding obligations with respect to such issuance, by delivering previously owned shares of capital stock of the Company or other property or by reducing the amount of shares or other property otherwise issuable pursuant to the award. If an option granted under the 1993 Plan permits the recipient to pay for the shares issuable pursuant thereto with previously owned shares, the recipient would be able to exercise the option in successive transactions, starting with a relatively small number of shares and, by a series of exercises using shares acquired from each such transaction to pay the purchase price of the shares acquired in the following transaction, to exercise an option for a larger number of shares with no more investment than the original share or shares delivered.

PLAN DURATION

  Awards may not be granted under the 1993 Plan after September 24, 2003.

AMENDMENTS

  The Board of the Company may alter, amend, suspend, or terminate the 1993 Plan, provided that no such action shall deprive the optionee of any option theretofore granted under the 1993 Plan, without the consent of such optionee, of such option or of any rights of such person thereunder or with respect thereto. Except as provided in the 1993 Plan, no such action of the Board, unless and until such action is approved by the stockholders of the Company, may (i) increase the maximum number of Common Shares that may be acquired upon the exercise in full of options granted under the 1993 Plan in the aggregate;
(ii) alter the class of persons eligible to be considered for the grant of options under the 1993 Plan; (iii) remove the administration of the 1993 Plan from the Committee or render the members of the Committee eligible to receive options, rights, or stock under the 1993 Plan while serving as such; (iv) extend the duration of the 1993 Plan; or (v) materially increase the benefits accruing to the optionees of options theretofore granted or that may thereafter be granted under the 1993 Plan.

SECTION 16(B) OF THE EXCHANGE ACT

  The acquisition and disposition of shares of Common Stock by officers, directors and more than 10% stockholders of the Company ("Insiders") pursuant to awards granted to them under the 1993 Plan may be subject to the provisions of Section 16(b) of the Exchange Act, under which a purchase of shares of Common Stock within six months before or after a sale of Common Stock could result in recovery by the Company of all or a portion of any amount by which the sale proceeds exceed the purchase price. Rule 16b-3 provides an exemption from Section 16(b) liability for certain transactions pursuant to employee benefit plans.

FEDERAL INCOME TAX TREATMENT

  The following is a brief description of the federal income tax treatment which will generally apply to awards made under the 1993 Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of awards will depend on the specific nature of the award. Because the following is only a brief summary of the general federal income tax rules, recipients of awards should not rely thereon for individual tax advice, as each taxpayer's situation and the consequences of any particular transaction will vary depending upon the specific facts and circumstances involved. Each taxpayer is advised to consult with his or her own tax advisor for particular federal, as well as state and local, income and any other tax advice.

  Incentive Options. Pursuant to the 1993 Plan, employees may be granted options which are intended to qualify as incentive stock options ("Incentive Options") under the provisions of Section 422 of the Internal Revenue Code (the "Code"). Generally, the optionee is not taxed and the Company is not entitled to a deduction on the grant or the exercise of an Incentive Option. However, if the optionee sells the shares acquired upon the exercise of an Incentive Option at any time within (a) one year after the date of transfer of shares to the optionee pursuant to the exercise of such Incentive Option or (b) two years after the date of grant of such Incentive Option, then the optionee will recognize ordinary income in an amount equal to the excess, if any, of the lesser of the sale price of the shares of Common Stock or the fair market value of the shares of Common Stock on the date of exercise over the exercise price of such Incentive Option. The Company will generally be entitled to a tax deduction in an amount equal to the amount of ordinary income recognized by such optionee.

  The amount by which the fair market value of the shares of Common Stock received upon exercise of an Incentive Option exceeds the exercise price will be included as a positive adjustment in the calculation of an optionees "alternative minimum taxable income" ("AMTI") in the year of exercise. The "alternative minimum tax" imposed on individual taxpayers is generally equal to the amount by which 26% or 28% (depending on the recipient's AMTI) of the individual's AMTI (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.

  Nonqualified Options. The grant of an option or other similar right to acquire stock which does not qualify for treatment as an Incentive Option (a "Nonqualified Option"), is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of the exercise) over the exercise price of such option, and the Company will generally be entitled to a tax deduction equal to such amount. However, the Company's deduction (including the deduction relating to ordinary income recognized by an optionee) for compensation of certain corporate officers or other employees may be limited to $1 million annually. In addition, there may be a risk of immediate tax upon the grant of a so-called "deep discount option" with an exercise price equal to only a small fraction of the option shares' current fair market value. See "Special Rules for Awards Granted to Insiders," below.

  Special Rules for Awards Granted to Insiders. If an optionee is a director, officer or shareholder subject to Section 16 of the Exchange Act (an "Insider") and exercises an option within six months of the date of grant, the timing of the recognition of any ordinary income should be deferred until (and the amount of ordinary income should be determined based on the fair market value (or sales price in the case of a disposition) of the shares of Common Stock upon) the earlier of the following two dates: (i) six months after the date of grant or (ii) a disposition of the shares of Common Stock, unless the Insider makes an election under Section 83(b) of the Code (an "83(b) Election") within 30 days after exercise to recognize ordinary income based on the value of the Common Stock on the date of exercise. In addition, special rules apply to an Insider who exercises an option having an exercise price greater than the fair market value of the underlying shares on the date of exercise. Insiders should consult their tax advisors to determine the tax consequences to them of exercising options granted to them pursuant to the 1993 Plan.

  Miscellaneous Tax Issues. Generally, the Company will be required to make arrangements for withholding applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the 1993 Plan.

  With certain exceptions, an individual may not deduct investment-related interest to the extent such interest exceeds the individual's net investment income for the year. Investment interest generally includes interest paid on indebtedness incurred to purchase shares of Common Stock. Interest disallowed under this rule may be carried forward to and deducted in later years, subject to the same limitations.

  Special rules will apply in cases where a recipient of an award pays the exercise or purchase price of the award or applicable withholding tax obligations under the 1993 Plan by delivering previously owned shares of Common Stock or by reducing the amount of shares otherwise issuable pursuant to the award. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares.

  The terms of the agreements pursuant to which specific awards are made to employees under the 1993 Plan may provide for accelerated vesting of an award in connection with a change in ownership or control of the Company or its assets. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment. Recipients of awards should consult their tax advisors as to whether accelerated vesting of an award in connection with a change of ownership or control of the Company would give rise to an excess parachute payment.

  The affirmative vote of the holders of the majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required to approve the 1993 Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE 1993 PLAN.

                        PROPOSAL 3: APPROVAL OF AUDITORS

  Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors of the Company has selected Deloitte & Touche to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1995. Deloitte & Touche has issued its report, included in the Company's Annual Report on Form 10-K, on the financial statements of the Company for the fiscal year ended September 30, 1994. Deloitte & Touche has served as the Company's independent auditors since 1982. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS THE COMPANY'S AUDITORS WITH RESPECT TO THE FISCAL YEAR ENDING SEPTEMBER 30, 1995.

                                 ANNUAL REPORT

  The Annual Report of the Company for the fiscal year ended September 30, 1994, including the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 without the exhibits thereto, has been mailed to stockholders of record at the close of business on December 28, 1994. The Company will provide a copy of the exhibits to its Annual Report on Form 10-K for the fiscal year ended September 30, 1994 upon the written request of any beneficial owner of the Company's securities as of the record date for the Annual Meeting and reimbursement of the Company's reasonable expenses. Such request should be addressed to Stephen J. Szapor, Jr., Executive Vice President, Chief Operating Officer and Assistant Secretary, 2535 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Any eligible stockholder (as defined below) of the Company wishing to have a proposal considered for inclusion in the Company's 1996 proxy solicitation material must set forth such proposal in writing and file it with the Secretary of the Company on or before September 26, 1995. The Board will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposals will be included in its 1996 proxy solicitation materials. Any eligible stockholder is one who is the record or beneficial owner of at least 1% or $ 1,000 in market value of securities entitled to be voted on the proposal at that annual meeting and has held such securities for at least one year and who shall continue to own such securities through the date on which the annual meeting is held.

                            SOLICITATION OF PROXIES

  The cost of this solicitation shall be borne by the Company. Proxies may be solicited by mail, telephone, or telegraph, or personally by directors, officers and regular employees of the Company, none of whom will receive any special compensation for such services. The Company will reimburse persons holding stock in their names or in the names of their nominees for reasonable expenses of forwarding proxy materials to their principals.

                                 OTHER BUSINESS

  The Board does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or at any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

                                          By Order of the Board of Directors

                                          /s/ William J. Raggio
                                          William J. Raggio
                                          Secretary

                           SAHARA GAMING CORPORATION

                ANNUAL MEETING OF SHAREHOLDERS FEBRUARY 17, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned constitutes and appoints PAUL W. LOWDEN, STEPHEN J. SZAPOR, JR. and WILLIAM J. RAGGIO, and each of them (and, if two or more of them act hereunder, by action of a majority of them), attorneys and proxies of the undersigned, to represent the undersigned and to vote all shares of common stock, $.01 par value, of Sahara Gaming Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (Pacific Standard Time) on Friday, February 17, 1995 at the Santa Fe Hotel and Casino, 4949 North Rancho Dr., Las Vegas, Nevada 89130, and at any adjournment or postponement thereof. All proxies shall be voted as directed, or, if no direction is given, for the nominees named on the reverse side.


  COMMENTS/ADDRESS CHANGE: PLEASE
    MARK COMMENT/ADDRESS BOX ON
           REVERSE SIDE

                                      (Continued and to be signed on other side)


- - --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                               [X] Please mark
                                                                   your votes
                                                                    as this
- - --------
 COMMON

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           SAHARA GAMING CORPORATION

1. ELECTION OF DIRECTORS.            FOR          WITHHELD
   Stephen J. Szapor, Jr.            [_]          FOR ALL
   and L. Keith Ashworth                            [_]

Instructions: To withhold authority
to vote for any individual, cross
out that person's name above.

2. Approval of 1993 Key Employee     FOR          AGAINST       ABSTAIN
   Stock Option Plan.                [_]            [_]           [_]


3. Ratification of the selection     FOR          AGAINST       ABSTAIN
   of Deloitte & Touche as           [_]            [_]           [_]
   independent auditors for the
   fiscal year ending
   September 30, 1995.

4. In the discretion of the proxyholders with respect to any other matter which may properly come before the 1995 Annual Meeting and at any adjournment or postponement thereof. The Board of Directors is not aware of any other matters that will be presented at the meeting.

                        I PLAN TO ATTEND MEETING              [_]

                        COMMENTS/ADDRESS CHANGE               [_]
                        Please mark this box if you have
                        written comments/address change
                        on the reverse side.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

Signature(s):                             Dated
              ---------------------------       --------------------------------
                                                    (Be sure to date Proxy)

Please date and sign exactly as your name or names appear hereon. If more than one registered owner, all should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.

                              FOLD AND DETACH HERE

                     YOUR VOTE IS IMPORTANT TO THE COMPANY

                      PLEASE SIGN AND RETURN YOUR PROXY BY
                    TEARING OFF THE TOP PORTION OF THE SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE